Exhibit (bb)(i)

FORM OF

AMENDMENT NO. 1

TO SCHEDULE A

to the

INVESTMENT ADVISORY AGREEMENT

Dated June 17, 2022

by and between

EA Series Trust and

Empowered Funds, LLC

	Fee	Effective
EA Bridgeway Blue Chip ETF	0.15% on the first $3 billion 0.13% on the next $7 billion 0.12% on the next $10 billion 0.11% on assets above $20 billion	June 17, 2022

EA Bridgeway Omni Small-Cap Value ETF	0.47% on the first $1 billion 0.42% on the next $1 billion 0.40% on assets above $2 billion	[ ]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 by their respective duly authorized officers as of [  ], 2022.

EMPOWERED FUNDS, LLC		EA SERIES TRUST

By:		By:
Name:	Patrick Cleary	Name:	Wesley R. Gray
Title:	Chief Executive Officer	Title:	Executive Managing Member